EXHIBIT 99.1

Havertys Reports Earnings for Fourth Quarter and Full Year 2015

Atlanta, Georgia, February 24, 2016 – HAVERTYS (NYSE: HVT and HVT.A) reports earnings for the quarter ended December 31, 2015 of $0.41 per share compared to a loss of $(0.45) and adjusted earnings of $0.46 per share for the same period of 2014.  The earnings per share for the full year 2015 were $1.22 compared to $0.37 and adjusted earnings per share of $1.28 for 2014.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Earnings (loss) per diluted share	$0.41	$(0.45)	$1.22	$0.37
Non-cash pension settlement expense	—	0.90	—	0.90

Adjusted earnings per diluted share	$0.41	$0.46	$1.22	$1.28

Due to rounding amounts may not add to the totals.

The Company previously reported that during the fourth quarter of 2014 it completed the termination of its defined benefit pension plan. The details of that event are provided at the end of this release.

Clarence H. Smith, chairman, president and CEO, said, "Earnings for the fourth quarter were in line with our expectations based on our previously released sales results.  Our promotional efforts in the fourth quarter were not as aggressive as many retailers and our gross margins were up year over year.

We are separating Havertys from the promotional furniture stores and reaching the more discriminating on-trend customer.  This has required significant investments to improve our in-store and e-commerce experience.  Our store management and sales associates have participated in an extensive revamping of the coaching and skills learning process.  We have also increased the number of in-home design staff by 30% in 2015.  The investments in stores and people are generating higher average tickets aided by increased custom upholstery sales.  In 2015 our average ticket rose 4.7% and custom upholstery sales were up 11.8%.  We do need to generate greater sales growth and we are fine-tuning our marketing and promotional strategies.  We have recently introduced a new creative television campaign and are evaluating targeted price advertising on select items to increase traffic during traditional sales events.

Our 2016 capital expenditures will improve operating efficiencies through both expansion of our Florida distribution center and significant technology investments and also provides for two new stores.  The economic and competitive environments are uncertain but we are well-positioned in the regions we serve and our teams are prepared to respond and grow our business."

NEWS RELEASE - FEBRUARY 24, 2016

Financial Highlights

Fourth Quarter 2015 Compared to Fourth Quarter 2014

•
As previously reported, net sales increased 1.4% to $215.9 million.  On a comparable store basis, sales decreased 0.9%.  Total written business was down 1.3% and written comparable sales declined 3.6% over the same period last year.

•	Gross profit margins increased 20 basis points to 53.8% from 53.6% as the favorable impact of our merchandise pricing and mix was partially offset by increases in product markdowns.
•
Selling, general and administrative costs as a percent of sales increased 120 basis points to 46.8% from 45.6%. Fixed and discretionary expenses increased $2.7 million.  We incurred additional administrative costs of $0.9 million largely from compensation expense, $0.3 million of which was from new stores.  New locations and improvements also generated increases in depreciation and other occupancy costs of $0.8 million.  Variable expenses were 17.8% as a percent of sales in 2015 compared to 17.5% in 2014 as sales from our in-home design program increased.

•	In 2014, a non-cash charge of $21.6 million was recorded for pension expense from the termination and settlement of all obligations of our defined benefit plan.
•	Income tax expense for 2014 includes $6.9 million from the release of a valuation allowance in accumulated other comprehensive income related to the settled pension obligations.
•	We closed a location in Memphis, Tennessee at the end of its lease term. Our store in Lubbock, Texas sustained significant damage from a blizzard in late December and is closed for reconstruction.

Twelve Months ended December 31, 2015 Compared to Same Period of 2014

•	As previously reported, net sales increased 4.7% to $804.9 million. Comparable store sales were up 2.5%.
•
Gross profit decreased 20 basis points to 53.5% from 53.7%. The closeout sales of discontinued product, damaged merchandise and increased reserves offset the favorable impact of merchandise pricing and mix.

•
Selling, general and administrative costs increased 30 basis points to 47.8% from 47.5%. Fixed and discretionary expenses increased $10.5 million to $240.9 million.  We had $4.7 million in additional administrative costs primarily from greater compensation expense, $1.4 million of which related to new stores. Depreciation and other occupancy costs from new stores and improvements increased expenses $4.2 million.  Variable expenses as a percent of sales were 17.9% in 2015 versus 17.5% in 2014 as we added sales associates in new locations and our in-home design program expanded.

•	We returned to stockholders via stock repurchases and dividends $22.1 million in 2015 and $30.6 million in 2014.
•	Our retail store count increased to 121, with a net two new stores in 2015 as we opened four, closed one and lost one to damage.

NEWS RELEASE - FEBRUARY 24, 2016

Expectations and Other

•
Total delivered sales for the first quarter to date of 2016 are up approximately 4.9% over the same period last year and comparable store sales are up 3.9%. Total written sales for the first quarter to date of 2016 are up approximately 1.4% over the same period last year and written comparable store sales are up approximately 0.3%.

•
Our gross profit margins for the full year of 2016 are expected to be similar to the 53.5% level of 2015. We are continuing to introduce fashionable new merchandise that carries slightly higher gross margins but do face increased competition in certain of our markets and will be moving out additional discontinued products and mismatched inventory to make way for new arrivals.

•
Fixed and discretionary type expenses within SG&A are expected to be approximately $251.0 million for 2016, up $10.1 million or 4.2% over those same costs in 2015.  The increase is largely due to depreciation on capital expenditures, occupancy costs from new and relocated stores, staffing increases and inflation. First quarter 2016 advertising costs are expected to be higher than last year's quarter but comparatively flat for the remainder of 2016.  Fixed and discretionary type expenses in total should average approximately $62.0 million per quarter in the first half of 2016 and $63.5 million per quarter in the second half. For 2015 these expenses averaged $58.2 million per quarter in the first half and $62.3 million in the second half.  Variable SG&A expenses for 2016 are anticipated to be at the 17.9% rate incurred in 2015 and other non-SG&A costs, net of credit revenues, are expected to be $1.9 million.

•	Our effective tax rate for 2016 is expected to be in the 38.7% to 38.9% range.
•
Planned Capital expenditures for 2016 are $33.0 million.  Our 2016 plans include two new locations, each in a new market, a temporary location for our Lubbock, Texas operations and the expansion and remodeling of two existing stores. We also plan to close one store at the end of its lease term.  These changes will increase selling square footage approximately 1.4% and our store count will increase by two during 2016 to 123 assuming the store changes occur as planned. In addition to store investments, we are also expanding our Florida distribution center to better flow product and serve our customers and improving our technology infrastructure.

NEWS RELEASE - FEBRUARY 24, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net sales	$215,886	$212,999	$804,870	$768,409
Cost of goods sold	99,681	98,843	374,094	356,043
Gross profit	116,205	114,156	430,776	412,366
Credit service charges	73	75	286	298
Gross profit and other revenue	116,278	114,231	431,062	412,664

Expenses:
Selling, general and administrative	101,034	97,139	384,801	364,654
Pension settlement expense	—	21,623	—	21,623
Provision for doubtful accounts	147	54	314	257
Other income, net	(671)	8	(1,617)	(178)
Total expenses	100,510	118,824	383,498	386,356

Income (loss) before interest and income taxes	15,768	(4,593)	47,564	26,308
Interest expense, net	675	385	2,289	1,051

Income (loss) before income taxes	15,093	(4,978)	45,275	25,257
Income tax expense	5,912	5,214	17,486	16,668
Net income	$9,181	$(10,192)	$27,789	$8,589

Other comprehensive income, net of tax:
Defined benefit pension plan adjustments:
Settlement of pension plan	$—	$13,641	$—	$13,641
Other	55	(641)	230	(397)
Total comprehensive income	$55	$13,000	$230	$13,244

Comprehensive income	$9,236	$2,808	$28,019	$21,833

Basic earnings (loss) per share:
Common Stock	$0.42	$(0.45)	$1.24	$0.38
Class A Common Stock	$0.40	$(0.43)	$1.18	$0.33

Diluted earnings (loss) per share:
Common Stock	$0.41	$(0.45)	$1.22	$0.37
Class A Common Stock	$0.39	$(0.43)	$1.17	$0.33

Basic weighted average shares outstanding:
Common Stock	20,109	20,551	20,430	20,426
Class A Common Stock	2,045	2,129	2,067	2,199

Diluted weighted average shares outstanding:
Common Stock	22,473	20,551	22,798	22,940
Class A Common Stock	2,045	2,129	2,067	2,199

Cash dividends per share:
Common Stock	$0.100	$0.080	$0.36	$1.32
Class A Common Stock	$0.095	$0.075	$0.34	$1.25

NEWS RELEASE - FEBRUARY 24, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$70,659	$65,481
Investments	12,725	7,250
Restricted cash and cash equivalents	8,005	8,017
Accounts receivable	5,948	7,146
Inventories	108,896	107,139
Prepaid expenses	6,137	6,418
Other current assets	6,341	8,010
Total current assets	218,711	209,461

Accounts receivable, long-term	655	731
Property and equipment	229,283	225,162
Deferred income tax	17,245	17,610
Other assets	5,357	8,023
Total assets	$471,251	$460,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$27,815	$24,152
Customer deposits	21,036	23,687
Accrued liabilities	42,060	39,960
Deferred income tax	—	5,689
Current portion of lease obligations	3,051	2,387
Total current liabilities	93,962	95,875

Lease obligations, less current portion	50,074	46,678
Other liabilities	25,476	26,351
Total liabilities	169,512	168,904

Stockholders' equity	301,739	292,083
Total liabilities and stockholders' equity	$471,251	$460,987

NEWS RELEASE - FEBRUARY 24, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Year Ended December 31,
	2015	2014
Cash Flows from Operating Activities:
Net income	$27,789	$8,589
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,756	22,613
Stock-based compensation expense	4,033	3,319
Excess tax benefit from stock-based plans	(397)	(896)
Deferred income taxes	(3,019)	4,800
Provision for doubtful accounts	314	257
Pension settlement expense	—	21,623
Other	(160)	641
Changes in operating assets and liabilities:
Accounts receivable	960	870
Inventories	(2,305)	(15,656)
Customer deposits	(2,650)	4,679
Other assets and liabilities	(590)	(2,023)
Accounts payable and accrued liabilities	2,501	6,638
Net cash provided by operating activities	52,232	55,454

Cash Flows from Investing Activities:
Capital expenditures	(27,143)	(30,882)
Maturities of certificates of deposit	7,250	—
Purchase of commercial paper and certificates of deposit	(9,975)	(10,000)
Restricted cash and cash equivalents	12	(1,001)
Other investing activities	1,501	511
Net cash used in investing activities	(28,355)	(41,372)

Cash Flows from Financing Activities:
Construction allowance receipts	6,701	1,050
Payments on lease obligations	(2,534)	(1,088)
Excess tax benefit from stock-based plans	397	896
Dividend paid	(8,060)	(29,780)
Common stock repurchased and retired	(14,002)	(804)
Taxes on vested restricted shares	(1,201)	(2,060)
Net cash used in financing activities	(18,699)	(31,786)
Increase (decrease) in cash and cash equivalents	5,178	(17,704)
Cash and cash equivalents at beginning of year	65,481	83,185
Cash and cash equivalents at end of year	$70,659	$65,481

NEWS RELEASE - FEBRUARY 24, 2016

Pension Settlement
During the fourth quarter of 2014 as reported on our Form 10-K for the year ended December 31, 2014, we completed the termination of our defined benefit pension plan. The plan participants received their earned benefits through the payment of lump-sum cash distributions, roll-over payments to other retirement accounts, and the purchase of annuity contracts from a third-party insurance company. Havertys' plan was fully funded so no Company contributions were required in 2014 to completely settle the plan's obligations.  As expected, the settlement of these liabilities triggered the non cash recognition of $21.6 million in pension settlement expenses and a tax benefit of $0.9 million in the quarter for a total impact on consolidated net income of $20.7 million.  The termination resulted in the reclassification adjustment of $13.6 million out of accumulated other comprehensive income (loss) on the Company's balance sheet to increase other comprehensive income for 2014. These adjustments did not impact cash flow and resulted in a net reduction in total stockholders' equity of $7.1 million.

Non-GAAP Financial Measures and Definitions of Certain Financial Measures:
Reconciliations – EBIT, Adjusted Net Income and Adjusted Earnings per Diluted Share
We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such. We use the non-GAAP measures "EBIT," "adjusted net income" and "adjusted earnings per diluted share." Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes the impact of the pension settlement expense and another specific item that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company's performance relative to other periods. We believe that the most directly comparable GAAP measures to EBIT, adjusted net income and adjusted diluted earnings per share are "Income before interest and income taxes," "Net income" and "Diluted earnings per share."  Set forth at the beginning of this press release is a reconciliation of adjusted diluted earnings per share to diluted earnings per share. EBIT is equal to Income before interest and income taxes and set forth below is a reconciliation of adjusted net income to Net income:
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2015	2014	2015	2014

EBIT	$15,768	$(4,593)	$47,564	$26,308

Pension settlement expenses	—	21,623	—	21,623
Adjusted EBIT	$15,768	$17,030	$47,564	$47,931

Adjusted EBIT as a percent of net sales	7.3%	8.0%	5.9%	6.2%

Adjusted EBIT	$15,768	$17,030	$45,564	$47,931
Interest expense, net	675	385	2,289	1,050
Adjusted income before income taxes	$15,093	$16,645	$45,275	$46,881

Net income (loss)	$9,181	$(10,192)	$27,789	$8,589
Pension settlement expense, net of tax	—	20,725	—	20,725

Adjusted net income	$9,181	$10,533	$27,789	$29,314

NEWS RELEASE - FEBRUARY 24, 2016

SG&A Expense Classification

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, as well as all advertising and administrative costs.

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company's website, havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Thursday, February 25, 2016 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through Thursday, March 3, 2016. The number to access the telephone playback is 1-888-203-1112 (access code: 4842888).

Contact:
Havertys 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, finance, secretary and treasurer

SOURCE:  Havertys